

          EXHIBIT 11. - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                                       2000                 1999                 1998
                                                                   -------------        ------------         ------------
(In thousands, except per share data)

Class A common shares outstanding
 (stated value $.0292)                                             $ 64,586,402         $ 66,118,572         $ 67,032,000

Class B common shares outstanding
 (stated value $70)                                                       3,070                3,070                3,070
 Conversion of Class B shares to shares
 (One share of Class B for 2,400 shares of Class A)                   7,368,000            7,368,000            7,368,000
                                                                   ------------         ------------         ------------
Total                                                                71,954,402           73,486,572           74,400,000
                                                                   ============         ============         ============

Net income                                                         $152,393,015         $143,1O5,956         $134,551,494
                                                                   ============         ============         ============

Per-share amount                                                   $       2.12         $       1.95         $       1.81
                                                                   ============         ============         ============


At the December 16, 1998 regular meeting of the Board of Directors of Erie Indemnity Company, the Board approved a stock repurchase plan beginning January 1, 1999, under which the Company may repurchase as much as $70 million of its outstanding Class A common stock through December 31, 2001. The Board, at its regular quarterly meeting on March 7, 2000, announced expanded authorization for share repurchases for as much as an additional $50 million of its outstanding Class A common stock through December 31, 2002. The Company may purchase the shares from time to time in the open market or by privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital. In 2000 1,075,178 shares were repurchased at a total cost of $31,389,218, or an average price per share of $29.19. Since its inception the Company has repurchased 2,975,677 shares at a total cost of $85,719,349, or an average price per share of $28.81.


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